SEPARATION AGREEMENT AND RELEASE

TO:	MICHAEL CAMPBELL
11753 Willard Avenue
Tustin, CA 92782

The purpose of this Separation Agreement and Release (the “Agreement”) is to confirm the terms of your separation from employment with Ensurge, Inc. (the “Company”) and any of its affiliates, divisions, predecessors, successors or assigns (referred to collectively with the Company as the “Companies”).

1.             You acknowledge that (a) you were advised by the Company to consult with an attorney of your choosing before you signed this Agreement; and (b) you were afforded sufficient opportunity to so consult with an attorney.

2.             You also acknowledge that you were advised by the Company, and you understood, that (a) as a sophisticated investor, you had at least five  (5) days from your receipt of this Agreement to consider and execute it; and (b) you can revoke this Agreement by delivering written notice to the Company to the attention of Mr. Jeff Hanks, Chief Financial Officer, Ensurge, Inc., 4766 S. Holladay Blvd., Salt Lake City, UT  84117 within a period (the “Revocation Period”) of seven (7) days following the day on which you sign this Agreement, and this Agreement shall not become effective or enforceable until after the Revocation Period has expired.

3.             You also acknowledge that you and the Company agreed that your employment with the Companies and your membership on the Board of Directors of the Company, and on any Committee thereof, ended as of the close of business on June 29, 2010 (the “Termination Date”).  You also acknowledge and agree that if the Company receives any inquiries concerning your employment, the Company will state that you left the Company to pursue other interests.

4.             As consideration for your performance of services through the Termination Date, the Company paid you your base salary and provided related fringe benefits through the Termination Date.  You acknowledge that you are not and will not be entitled to any other compensation for your services.  However, the Company has agreed under Paragraph 7 below to provide you with additional compensation for the covenants and releases made and given by you under Paragraphs 5 and 6 below.

5.             For and in consideration of the Company’s agreement to provide the additional compensation and release pursuant to Paragraph 7 below, you agree and acknowledge as follows:

(a)           The term “Person” shall mean any individual and any entity of any kind or nature whatsoever, including, without limitation, any partnership and any corporation.  The term “Company Services” shall mean any services offered or performed by the Company, any reasonably similar services and any services that can essentially be substituted for the foregoing Company Services.

(b)           For a period of six (6) months following the Termination Date, you shall not, on behalf of yourself or any other Person, directly or indirectly solicit or market any Company Services from or to the Moacyr Campos tenements (the Tuiuiu project) or the Sergio Franca tenements (the Ouro Fino and Oregon projects) located near the town of Pocone in Mato Grosso State, Brazil.

(c)           For a period of twelve (12) months following the Termination Date, you shall not directly or indirectly solicit or induce any individual employed with any of the Companies at that time or at any time during the twelve (12) months day period immediately preceding the Termination Date to leave his or her employment or to cease any other contractual arrangement with the Company, or to accept employment with you or with any Person with whom you are or may be at any time employed or act as a director, officer or consultant, or have a financial interest therein with any competing enterprise with the Company. The Company acknowledges that Jeff Hanks is the acting CFO of in Resources Holdings, Inc. and that Cristiano Ruy is actively involved with Pioneer Brasil Group, both of which are Companies controlled by Michael Campbell. Because of this, Michael Campbell will not directly involve these persons in any activities in a similar competing enterprise with the Company during the twelve (12) month  period unless Jeff Hanks or Cristiano Ruy terminate their activities with the Company voluntarily prior to the twelve (12) months following the termination date of this agreement.

(d)           You agree and warrant that you have returned, or promptly after the Termination Date will return, to the Company all Company property and tangible matter. Without limiting the scope of the foregoing, you represent and warrant that you have returned, or promptly after the Termination Date will return, all equipment, furniture, documents and other property of the Company including, without limitation, all originals and copies of any software, disks, security devices, data, computer hardware, reports, files, correspondence, plans, planning documents.

(e)           You acknowledge that the Company and you believe that the restrictions contained in this Paragraph 5 are reasonable as to the scope  and duration of the covenants provided by you in this Paragraph 5 and are essential to protect the Companies’ legitimate business interests.  Enforcement of these provisions should not cause you any hardship, and, because of your background and experience, will not preclude you from becoming gainfully employed.

(f)           You agree to reasonably cooperate with the Companies in connection with any dispute, claim, litigation or investigation by any person or entity against or involving the Companies or any of their officers, employees, agents or representatives.  As part of this agreement to reasonably cooperate, you agree to speak and/or meet with the Companies and/or their representatives or counsel at and for reasonable times upon reasonable notice, without the need for any legal proceeding or compulsory process. You agree also to make yourself available for reasonable times and upon reasonable notice for such things as interviews, depositions and trials.  The Company agrees to reimburse you for reasonable expenses incurred with respect to such cooperation.

6.             The Company’s agreement to make payments to you pursuant to Paragraph 7 below is also made by the Company and accepted by you as consideration for your Release provided in this Paragraph 6.  Therefore, as part of the consideration for such agreement by the Company, you hereby fully and forever remise, release and discharge (referred to collectively as “Release”) the Company, its current and former divisions, affiliates, subsidiaries, branches, benefit plans, parents, predecessors, stockholders, members, officers, directors, employees, agents, representatives, successors and assigns, both individually and in their official capacities (referred to herein collectively as “Releasees”), of and from any and all actions, suits, claims, charges, complaints, contracts, demands, agreements, promises or obligations whatsoever, in law or equity, which you have or now or hereafter may have against the Company or any other Releasee for, upon, or by reason of any matter, cause or thing whatsoever, known or unknown, from the beginning of the world through the date of this Agreement, including, but not limited to, any and all matters arising out of your employment by and termination of your employment with the Companies, and including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; the Reconstruction Era Civil Rights Act, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; any state law against discrimination; any state family leave law; any state conscientious employee protection law (also known as a whistleblower law); the retaliation provisions of any state workers’ compensation law; any state wage and hour law; any state  unemployment compensation law and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy claim, having any bearing whatsoever on the terms and conditions of your employment by and the termination of your employment with the Companies and/or Releasees, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, and/or future wage loss, provided, however, that you do not remise, release or discharge any claim for breach by the Company of the terms of this Agreement, and provided, also, that, as set forth in section 7(f)(1)(C) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, you are not waiving any rights or claims that may arise after this Agreement is executed by you.

7.             (a)           As consideration for your execution, delivery and performance of this Agreement, your compliance with your covenants in Paragraph 5 above and your Release in Paragraph 6 above, the Company shall:

(i)           pay you twenty thousand dollars ($20,000) as reimbursement for all of your previously unpaid reasonable and necessary out-of-pocket business expenses incurred in the performance of your duties for the Company;

(ii)          fully and forever Release you and your Releasees, of and from any and all actions, suits, claims, charges, complaints, contracts, demands, agreements, promises or obligations whatsoever, in law or equity, which the Company has or now or hereafter may have against you or any other of your Releasees for, upon, or by reason of any matter, cause or thing whatsoever, known or unknown, from the beginning of the world through the date of this Agreement, including, but not limited to, any and all matters arising out of or claims under your Consulting Agreement with the Company, dated February 1, 2010, which agreement shall be deemed terminated and in all respects no longer binding on you and of no further force or effect.

(b)           The Company’s obligations under this Paragraph 7 shall not arise unless the Agreement becomes effective as set forth in Paragraph 2.

(c)           You acknowledge and agree that the Company's obligations under subparagraphs 7(a) and (b) arise under this Agreement, are in consideration for your signing this Agreement, and constitute consideration to which you are not otherwise entitled.

(d)           The Company has the right to purchase any part of or all of the two (2) million shares of the Company’s common stock, which was issued to Michael Campbell, at a purchase price of $.03 per share over the next one hundred and twenty (120) days.

8.             You agree not to institute any complaint, lawsuit or other proceeding against the Company or any of the Company’s Releasees with respect to any matters for which a Release has been provided under this Agreement.  The Company agrees not to institute any complaint, lawsuit or other proceeding against you or any of your Releasees with respect to any matters for which a Release has been provided under this Agreement.  The foregoing does not restrict the parties from instituting any proceeding for breach of the terms of this Agreement.

9.             The Company and you agree to keep confidential the existence of this Agreement and all terms and information contained in this Agreement except to the extent (a) either are required by process of law to make such disclosure and promptly notify the other of receipt of such process or (b) to enforce this Agreement.  You also agree to keep confidential the existence of this Agreement and all terms and information contained in this Agreement except to the extent of a disclosure on a need-to-know basis to your spouse, attorneys, accountants and financial advisors who are advised of the confidential nature of this Agreement.  The Company agrees to keep confidential the terms and information contained in this Agreement, except as may be required under applicable law or to the extent of disclosures to persons and/or entities having legitimate business-related needs to know.

10.           The Company and you acknowledge that any breach of any of each other’s  obligations in this Agreement will cause damages to the other Party that may not be readily determinable in money terms and will not be adequately compensable by money damages, and such breach will cause the other Party irreparable harm.  Accordingly, in addition to any and all remedies that the either Party will otherwise have, both the Company and you hereby consent that any violation by the Company or you of any one or more of the provisions of this Agreement shall permit the other Party to seek a restraining order and/or an injunction to prevent the violating Party from violating said provision or provisions.

 11.           You covenant and agree that you will not make or authorize to be made any statement, written or oral, in disparagement of the Company or any of its officers, shareholders, directors, employees, agents or associates (including, but not limited to, negative references to each or any of the Company’s products, services or corporate policies) to the general public and/or to the Company’s employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners, and/or potential business partners.  The Company covenants and agrees not to make or authorize to be made any statement, written or oral, in disparagement of you to the general public and/or to the Company’s employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners, and/or potential business partners.

12.           The Company and you acknowledge and agree that the offer and acceptance of this Agreement and the Agreement itself are not admissions, and shall not be construed to be admissions, of any wrongdoing or liability by you or each or any of the Releasees; moreover, any such liability or wrongdoing is denied by you and the Releasees and each or any of them. The offer of this Agreement, the Agreement itself, and any of its terms, shall not be admissible as evidence of any liability or wrongdoing by you or each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.

13.           This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations or discussions relating to its subject matter.

14.           If any provision of this Agreement or the application thereof is held invalid, (a) the invalidity of such provision shall not affect other provisions or applications of this Agreement that reasonably can be given effect without the invalid provisions or applications and, (b) such invalid provision shall be enforced to the greatest extent permitted by applicable law.  As to the scope, and duration of your covenants in Paragraph 5 above, you agree that the Court shall substitute a reasonable scope  and/or duration with respect to any provision in Paragraph 5 that is or otherwise would be held invalid.

15.           The interpretation of this Agreement and the rights of the parties under this Agreement shall be governed by the substantive laws of the State of Nevada without giving effect to its choice of law principles.

16.            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, estates, heirs and personal representatives.

17.            Each party hereto acknowledges that (a) it has read and understands all of the provisions of this Agreement and is fully aware of the content and legal effect hereof; (b) it is voluntarily entering into this Agreement; and (c) it has not relied on any representation or statement not set forth in this Agreement.

AGREED TO:

Dated:	6-29-2010		/s/ Michael Campbell
Michael Campbell

Dated:	6-29-2010		Ensurge, Inc.

		By:	/s/ Jeff Hanks
Jeff Hanks
Chief Financial Officer